EXHIBIT 4
GLOBAL SECURITY
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL SECURITIES REPRESENTED HEREBY, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.
PALL CORPORATION
5.00% Senior Note due 2020
PRINCIPAL AMOUNT: $375,000,000
CUSIP: 696429 AC3
No.: R-001
          PALL CORPORATION, a New York corporation (the “Company”, which term includes any successor thereto under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co., or registered assigns, at the office or agency of the Company maintained for such purpose in New York City, which shall initially be the Corporate Trust Office of the Trustee, the principal sum of $375,000,000 dollars (or such other principal amount as shall be set forth in the Schedule of Increases or Decreases in Note attached hereto) on June 18, 2020, in the coin or currency of the United States, and to pay interest thereon from June 18, 2010 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on June 15 and December 15 in each year, commencing December 15, 2010, on said principal sum at said office or agency, in like coin or currency, at the rate of 5.00% per annum, on the basis of a 360-day year consisting of twelve 30-day months, until the principal hereof is paid or duly provided for or made available for payment, and (to the extent that the payment of such interest shall be legally enforceable) at such rate on any overdue principal and premium and on any overdue installment of interest; provided that payment of interest may be made at the option of the Company by check mailed to the address of the person entitled thereto as such address shall appear on the Register or by wire transfer as provided in the Indenture.
          The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Record Date for such interest, which shall be June 1 or December 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Record Date and may either be paid to the person in whose name this Security (or one or more

Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as, more fully provided in said Indenture.
          Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.
          This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been manually signed by the Trustee under the Indenture referred to on the reverse hereof.

          IN WITNESS WHEREOF, PALL CORPORATION has caused this Note to be duly executed.

PALL CORPORATION
By:	/s/ Lisa McDermott
	Name:	Lisa McDermott
	Title:	Chief Financial Officer and Treasurer

CERTIFICATE OF AUTHENTICATION
          This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.
Date of authentication:

THE BANK OF NEW YORK MELLON, as Trustee
By:	/s/ Sherma Thomas
Authorized Signatory

REVERSE OF NOTE
PALL CORPORATION
5.00% Senior Note due 2020
General
          This Note is one of a duly authorized issue of securities of the Company (hereinafter called the “Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to an Indenture, dated as of June 15, 2010 (the “Indenture”), duly executed and delivered by the Company to The Bank of New York Mellon, as Trustee (the “Trustee,” which term includes any successor trustee), to which the Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as in the Indenture provided. This Note is one of a series designated as the 5.00% Senior Notes due 2020 of the Company, limited in aggregate principal amount to $375,000,000; provided, however, that the Company, without notice to or consent of the Holders, may issue additional Securities of this series and thereby increase such principal amount in the future, on the same terms and conditions (except for issue date, public offering price and, if applicable, the date from which interest accrues and the first Interest Payment Date) and with the same CUSIP number as the Securities of this series.
          Interest shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The Company shall pay interest on overdue principal, premium, if any, and, to the extent lawful, on overdue installments of interest at the rate per annum borne by this Note. If a payment date is not a Business Day as defined in the Indenture at a Place of Payment, payment may be made at that place on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period.
          In case an Event of Default (as defined in the Indenture) with respect to the 5.00% Senior Notes due 2020 shall have occurred and be continuing, the principal hereof and the interest accrued hereon, if any, may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.
          The Indenture contains provisions that provide that the Company and the Trustee may enter into an indenture or indentures supplemental hereto for the purpose of amending any provisions of the Indenture or of modifying in any manner the rights of the Holders of the Securities of such series to be affected with the written consent of the Holders of a majority in principal amount of the Outstanding Securities of such series affected by such amendment voting separately; provided that, without the consent of each Holder of the Securities of each series affected thereby, an amendment may not: (i) extend the Stated Maturity of the principal of, or any installment of interest on, such Holder’s Security, or reduce the principal amount thereof or the interest thereon or any premium payable upon redemption thereof, or extend the Stated Maturity of, or change the Currency in which the principal of and premium, if any, or interest on such Security is denominated or payable, or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof, or impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or materially adversely affect the economic terms of the Holder’s right to convert or exchange any Security as may be provided in the Indenture; (ii) reduce the percentage in principal amount of the Outstanding Securities of any series, the consent of whose Holders is required for any supplemental indenture, or the consent of whose Holders is required for any waiver of compliance with certain provisions of the Indenture or certain Defaults hereunder and their consequences provided for in the Indenture; (iii) modify any of the provisions of the Indenture governing amendments or waivers with the consent of Holders except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Security affected thereby; or (iv) modify, without the written consent of the Trustee, the rights, duties or immunities of the Trustee.
          It is also provided in the Indenture that, subject to certain conditions, the Holders of a majority in aggregate principal amount of a series of Securities at the time Outstanding may on behalf of the Holders of all of the Securities of such series waive any past Default or Event of Default hereunder and its consequences except a Default in the payment of interest or any premium on or the principal of the Securities of such series. Upon any such waiver, the Company, the Trustee and the Holders of the Securities of such series shall be restored to their former positions and rights under the Indenture, respectively; provided that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.
          No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note in the manner, at the place, at the respective times, at the rate and in the coin or currency herein prescribed.
          The Notes will be issued in fully registered form without coupons in minimum denominations of $2,000 and multiples of $1,000 in excess thereof and are transferable and exchangeable at the office or agency of the Company maintained for such purpose in New York City, which shall initially be the Corporate Trust Office of the Trustee, and in the manner and subject to the limitations provided in the Indenture.
Optional Redemption
          The Notes are redeemable prior to maturity at the Company’s option, at any time in whole or from time to time in part, by paying a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 30 basis points, plus accrued and unpaid interest up to the date of redemption. Notice of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of record of the Notes.
          For the purposes of determining the redemption price, “Treasury Rate” means, with respect to any redemption date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the applicable Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the Notes to be redeemed, yields for the two published maturities most closely corresponding to the applicable Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the related Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date. “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes. “Independent Investment Banker” means one of the Reference Treasury Dealers that the Company appoints to act as the Independent Investment Banker from time to time. “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations. “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date. “Reference Treasury Dealer” means (1) each of Banc of America Securities LLC and J.P. Morgan Securities Inc., and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case the Company shall substitute another Primary Treasury Dealer and (2) any other Primary Treasury Dealer selected by the Company.

Offer to Repurchase Upon Change of Control Triggering Event
          Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, unless the Company has exercised its right to redeem the Notes by giving irrevocable notice to the Trustee in accordance with the Indenture, each Holder of Notes will have the right to require the Company to purchase all or a portion of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, up to but not including the date of purchase (the “Change of Control Payment”), subject to the rights of holders of Notes on the relevant record date to receive interest due and owing on the relevant interest payment date.
          Within 30 days following the date upon which the Change of Control Triggering Event occurs or, at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company will be required to send, by first class mail, a notice to each holder of Notes to their addresses as set forth in the Register, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.
          On the Change of Control Payment Date, the Company will, to the extent lawful (i) accept or cause a third party to accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer; (ii) deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.
          The Company will not be required to make a Change of Control Offer with respect to the Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all the Notes properly tendered and not withdrawn under its offer. In addition, the Company will not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the Indenture, other than a default in the payment of the Change of Control Payment on the Change of Control Payment Date.
          The Company must comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company will be required to comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.
          For purposes of the foregoing discussion of a Change of Control Offer, “Change of Control” means the occurrence of any of the following after the date of issuance of the Notes: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets and the assets of its Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of the its Subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than the Company or one of its Subsidiaries) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of the Company’s Voting Stock representing a majority of the voting power of the Company’s outstanding Voting Stock; (3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Company’s Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing a majority of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction; (4) the first day on which the majority of the members of the board of directors of the Company cease to be Continuing Directors; or (5) the adoption by the Company’s shareholders of a plan relating to the Company’s liquidation or dissolution.
          Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.
          “Change of Control Triggering Event” means, with respect to the Notes, (i) the rating of such Notes is lowered by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by the Company of any Change of Control (or pending Change of Control), and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), and (ii) such Notes are rated below Investment Grade by each of the Rating Agencies on any day during the Trigger Period; provided that a Change of Control Trigger Event will not be deemed to have occurred in respect of a particular Change of Control if each Rating

Agency making the reduction in rating does not publicly announce or confirm or inform the Trustee at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control.
          Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
          For the purposes of the foregoing discussion, “Continuing Director” means, as of any date of determination, any member of the Company’s board of directors who (i) was a member of the Company’s board of directors on the date of the issuance of the Notes or (ii) was nominated for election or elected or appointed to the Company’s board of directors with the approval of a majority of the Continuing Directors who were members of the Company’s board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination). “Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company under the circumstances permitting the Company to select a replacement rating agency and in the manner for selecting a replacement rating agency, in each case as set forth in the definition of “Rating Agency.” “Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors. “Person” means any individual, corporation, partnership, limited liability company, business trust, association, joint-stock company, joint venture, trust, incorporated or unincorporated organization or government or any agency or political subdivision thereof. “Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s or S&P ceases to provide rating services to issuers or investors, the Company may appoint another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act as a replacement for such Rating Agency; provided, that the Company shall give notice of such appointment to the Trustee. “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors. “Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.
Restrictive Covenants
          Limitation on Liens. The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the Company’s assets and the assets of its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that the Company offer to repurchase the Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the Company’s assets and the assets of its Subsidiaries taken as a whole to another “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) may be uncertain.
          The Company shall not, and shall not permit any of its Domestic Restricted Subsidiaries to incur, issue, assume or guarantee any Indebtedness that is secured by a mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance (collectively, “Mortgages”) on any of its Principal Properties or any shares of stock or Indebtedness of any Domestic Restricted Subsidiary, without first effectively providing that the Notes will be secured equally and ratably with, or prior to, the incurred, issued, assumed or guaranteed secured Indebtedness, for so long as such secured Indebtedness remains so secured.
          This limitation on the incurrence, issuance, assumption or guarantee of any Indebtedness secured by a Mortgage will not apply to, and there will be excluded from any secured Indebtedness in any computation under this covenant, Indebtedness secured by: (i) Mortgages existing on the date hereof; (ii) Mortgages on property of, or on any shares of stock or Indebtedness of, any entity existing at the time the entity is merged into or consolidated with the Company or becomes a Domestic Restricted Subsidiary; (iii) Mortgages in favor of the Company or any of its Domestic Restricted Subsidiaries; (iv) Mortgages on property or on shares of stock or Indebtedness existing at the time of acquisition thereof, including acquisitions through merger, consolidation or other reorganization; or to secure the payment of all or any part of the purchase price thereof or the cost of construction, repair, alterations or development thereon; or to secure any Indebtedness incurred prior to, at the time of, or within one year after the later of the acquisition, the completion of construction or the commencement of full operation of the property or within one year after the acquisition of the shares or Indebtedness for the purpose of financing all or any part of the purchase price thereof or construction thereon; provided that, if a commitment for the financing is obtained prior to or within this one-year period, the applicable Mortgage will be deemed to be included in this clause whether or not the Mortgage is created within this one-year period; (v) Mortgages in favor of the United States, any state thereof, or any department, agency or instrumentality or political subdivision of any of the foregoing, or in favor of any other country or any political subdivision thereof; (vi) Mortgages required by any contract or statute in order to permit the Company or any of its Domestic Restricted Subsidiaries to perform any contract or subcontract made with or at the request of the United States, any state thereof, or in favor of any other country or political subdivision thereof, or any department, agency or instrumentality of any of the foregoing; (vii) any Mortgage resulting from the deposit of moneys or evidence of Indebtedness in trust for the purpose of defeasing the Company’s, or its Domestic Restricted Subsidiaries’, Indebtedness or secured Indebtedness, the net proceeds of which are used, substantially concurrently with the funding thereof, and taking into consideration, among other things, required notices to be given to the Holders of the outstanding Notes in connection with the refunding, refinancing or repurchase thereof, and the required corresponding durations thereof, to refund, refinance or repurchase all of the outstanding Notes, including the amount of all accrued interest thereon and reasonable fees and expenses and premiums, if any, incurred by the Company or any of its Domestic Restricted Subsidiaries in connection therewith; (viii) easements, rights-of-way, restrictions and other similar encumbrances which, in the aggregate, are not material in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the Company’s business or the business of its Subsidiaries; (ix) Mortgages for taxes, assessments or other governmental charges or levies which are not yet due and payable; (x) any attachment or judgment Mortgage, unless the attachment or judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any stay; (xi) statutory Mortgages of landlords and Mortgages of carriers, warehousemen, mechanics, materialmen and other similar Mortgages, in each case, incurred in the ordinary course of business for sums not yet due and payable; (xii) Mortgages (other than any Mortgages imposed by the Employee Retirement Income Security Act) incurred or deposits made in the ordinary course of business (A) in connection with workers’ compensation, unemployment insurance and other types of social security or retirement benefits, or (B) to secure (or obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases, performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property; (xiii) bankers’ liens or set-off rights of depositary banks or securities intermediaries arising in the ordinary course of business; and (xiv) any extension, renewal or replacement, or successive extensions, renewals or replacements, of any Mortgage referred to in this provision, so long as the extension, renewal or replacement Mortgage is limited to all or a part of the same property, including any improvements on the property, shares of stock or Indebtedness that secured the Mortgage so extended, renewed or replaced.
          Notwithstanding anything mentioned above, the Company and any one or more of its Domestic Restricted Subsidiaries may incur, issue, assume or guarantee Indebtedness secured by Mortgages that would otherwise be subject to the above restrictions if the aggregate amount of the Indebtedness secured by the Mortgages, together with the total discounted net amount of rent required to be paid during the remaining term of any lease relating to sale and leaseback transactions described below, does not at any time exceed 15% of Consolidated Net Tangible Assets.
          Limitation on Sale and Leaseback Transactions. The Company shall not, nor shall it permit any Domestic Restricted Subsidiary to enter into a sale and leaseback transaction of any Principal Property (whether now owned or hereafter acquired) unless: (i) the Company or such Domestic Restricted Subsidiary would be entitled under the Indenture to issue, assume or guarantee Indebtedness secured by a Mortgage upon such Principal Property at least equal in amount to the Attributable Debt in respect of such transaction without equally and ratably securing the Notes, provided that such Attributable Debt shall thereupon be deemed to be Indebtedness subject to the Limitation on Liens described above or (ii) within 180 days, an amount in cash equal to such Attributable Debt is applied to (a) the retirement of Funded Debt ranking pari passu with the Notes, (b) the retirement of the Notes or (c) the purchase, construction, development, expansion or improvement of other comparable property, which amount shall not be less than the greater of (1) the net proceeds of the sale of the Principal Property leased pursuant to the arrangement or (2) the fair market value of the Principal Property so leased.
          The restrictions described above do not apply to: (i) a sale and leaseback transaction between the Company and a Domestic Restricted Subsidiary or between Domestic

Restricted Subsidiaries, or that involves the taking back of a lease for a period of less than three years, or (ii) if, at the time of the sale and leaseback transaction, after giving effect to the transaction, the total discounted net amount of rent required to be paid during the remaining term of any lease relating to sale and leaseback transactions (other than transactions permitted as described above), plus all outstanding secured Indebtedness by Mortgages that would otherwise be subject to the above restrictions above, does not exceed 15% of the Company’s Consolidated Net Tangible Assets.
          For the purposes of the foregoing restrictive covenants, “Attributable Debt” means the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligation of a lessee for net rental payments during the remaining term of any lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). “Consolidated Net Tangible Assets” means, calculated as of the date of the financial statements for the most recently ended fiscal quarter or fiscal year, as applicable, prior to the date of determination, the aggregate amount of assets of the Company and its consolidated Subsidiaries, less applicable reserves but including investments in non-consolidated entities, after deducting therefrom: (i) all current liabilities, excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and excluding deferred income taxes; and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles, all as set forth on the Company’s consolidated balance sheet and computed in accordance with accounting principles generally accepted in the United States. “Domestic Restricted Subsidiary” means (i) any Subsidiary which owns or leases, directly or indirectly, a Principal Property; and (ii) any Subsidiary which owns, directly or indirectly, any stock or Indebtedness of a Domestic Restricted Subsidiary, except that a Domestic Restricted Subsidiary shall not include any Subsidiary (a) engaged primarily in financing receivables, making loans, extending credit or other activities of a character conducted by a finance company, or (b) that transacts any substantial portion of its business and regularly maintains any substantial portion of its fixed assets outside of the United States or that is engaged primarily in financing the operation of the Company or its Subsidiaries, or both, outside the United States. “Funded Debt” means Indebtedness that matures at or is extendible or renewable at the option of the obligor to a date more than 12 months after the date of the creation of such Indebtedness. “Principal Property” means each manufacturing or processing plant or facility of the Company or any of its Domestic Restricted Subsidiaries whether owned or leased on the date of the indenture or thereafter acquired, other than any property that either (i) has a gross book value of less than 1% of Consolidated Net Tangible Assets or (ii) in the good faith opinion of the Company’s board of directors, is not materially important to its business or to that of its Subsidiaries. “Subsidiary” means, as to any person, any corporation, association or other business entity in which such person or one or more of its subsidiaries or such person and one or more of its subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such person or one or more of its subsidiaries or such person and one or more of its subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such person or one or more of its subsidiaries).

          Upon due presentment for registration of transfer of this Note at the office or agency of the Company maintained for such purpose in New York City, which shall initially be the Corporate Trust Office of the Trustee, a new Note or Notes of authorized denominations for an equal aggregate principal amount shall be issued to the transferee in exchange therefor, subject to the limitations provided in the Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.
          The Company, the Trustee and any agent of the Company or the Trustee may deem and treat the registered Holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment of, or on account of, the principal hereof and, subject to the provisions hereof, interest hereon, and for all other purposes, and neither the Company nor the Trustee nor any agent of the Company or the Trustee shall be affected by any notice to the contrary.
          No recourse under or upon any obligation, covenant or agreement contained in the Indenture or any indenture supplemental thereto or in any Note, or because of any indebtedness evidenced thereby, shall be had against any incorporator as such, or against any past, present or future stockholder, officer, director or employee, as such, of the Company or of any successor, either directly or through the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.
          Terms used herein that are defined in the Indenture shall have the respective meanings assigned thereto in the Indenture.
          The laws of the State of New York (without regard to conflicts of laws principles thereof) shall govern this Note.

ASSIGNMENT
          FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto
[PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE]

[PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE]

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                                                                                           Attorney to transfer such Note on the books of the Issuer, with full power of substitution in the premises.

Signature:
Dated:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever.

SIGNATURE GUARANTEE
     [Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.]

SCHEDULE OF INCREASES OR DECREASES IN NOTE
          The initial principal amount of this Note is $375,000,000. The following increases or decreases in a part of this Note have been made:

	Amount of	Amount of	Principal
	decrease in	increase in	amount of this	Signature of
	principal	principal	Note following	authorized
	amount of this	amount of this	such decrease	signatory of
Date	Note	Note	(or increase)	Trustee